Exhibit 99.1

Dunkin’ Brands Reports Third Quarter 2012 Results

•	Revenue up 5% and adjusted operating income up 12.5%

•	Adjusted operating income margin at approximately 50%

•	Adjusted net income up 34.4%

•	Comparable store sales growth across all four business segments including 2.8 percent in Dunkin’ Donuts U.S.

•	Company returned nearly $470 million to shareholders through share repurchases and dividends

CANTON, Mass. (October 25, 2012) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today reported results for the third quarter ended September 29, 2012.

“The third quarter marked our fifth quarter as a public company, and our fifth consecutive quarter with double-digit adjusted earnings per share growth. We continue to leverage our asset-light, nearly 100-percent franchised model to drive strong shareholder returns,” said Nigel Travis, Chief Executive Officer, Dunkin’ Brands Group, Inc., and President, Dunkin’ Donuts U.S. “With the exceptional growth of the Dunkin’ Donuts brand over the past two years and our intense focus on franchisee profitability, our franchisees are seeing very strong unit economics and in turn are driving our robust restaurant expansion across the U.S. Together, we are delivering on our core strategies as well as utilizing new operational and marketing tactics to compete and grow in today’s challenging environment.”

Consolidated Key Highlights

($ in millions, except per share data)	Quarter 3			Increase (Decrease)
	2012		2011	$/#	%

System-wide Sales Growth		4.7%	8.9%
DD U.S. Comparable Store Sales Growth		2.8%	6.0%
BR U.S. Comparable Store Sales Growth		1.1%	1.7%
DD International Comparable Store Sales Growth		2.1%
BR International Comparable Store Sales Growth		3.0%
Consolidated Net POD Development		187	98	89	90.8%
DD Global PODs at period end		10,283	9,900	383	3.9%
BR Global PODs at period end		6,920	6,625	295	4.5%
Consolidated Global PODs at period end		17,203	16,525	678	4.1%

Revenues		$171.7	163.5	8.2	5.0%
Operating Income [1]		70.3	54.1	16.2	30.0%
Operating Income Margin [1]		41.0%	33.1%
Adjusted Operating Income [2]		$85.4	75.9	9.5	12.5%
Adjusted Operating Income Margin [2]		49.7%	46.4%
Net Income		$29.5	7.4	22.1	298.4%
Adjusted Net Income [2]		42.1	31.3	10.8	34.4%
Earnings (Loss) Per Share - Basic and Diluted
Class L - basic and diluted	$	n/a	4.46	n/a	n/a
Common - basic and diluted		0.26	(1.01)	1.27	n/a
Diluted Adjusted Earnings per Pro Forma Common Share [2]		0.37	0.28	0.09	32.1%
Pro Forma Weighted Average Number of Common Shares - Diluted (in millions)		115.1	113.3	1.8	1.6%

(amounts and percentages may not recalculate due to rounding)

[1]	Operating income for Q3 2011 includes a $14.7 million expense related to the termination of the Sponsor management agreement upon completion of the Company’s initial public offering.
[2]

Adjusted operating income and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, impairment charges, and other non-recurring, infrequent, or unusual charges (including the expense referred to above in footnote 1), net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per pro forma common share is a non-GAAP measure, calculated using adjusted net income, and gives effect to the conversion of Class L common stock as if the conversion were completed at the beginning of the respective fiscal period for which such shares were outstanding. Please refer to “Non-GAAP Measures and Statistical Data,” “Dunkin’ Brands Group, Inc. Non-GAAP Reconciliations,” and “Dunkin’ Brands Group, Inc. Diluted Adjusted Earnings per Pro Forma Common Share” for further detail.

Global system-wide sales growth in the third quarter was primarily attributable to Dunkin’ Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more), global store development, and growth in Baskin-Robbins International sales.

Dunkin’ Donuts U.S. comparable store sales growth in the third quarter was driven by increased average ticket and higher traffic despite a challenging consumer and competitive environment. The growth resulted from our continued focus on product and marketing innovation with strong beverage sales growth led by cold beverages; strong breakfast sandwich sales across both core offerings and differentiated breakfast sandwiches; continued growth in Bakery Sandwiches; and sales of Dunkin’ Donuts K-Cup® portion packs.

Baskin-Robbins U.S. comparable store sales growth was driven by new Flavors of the Month; new signature cake merchandising; and new beverage messaging around Flavors of the Month being available as milk shakes.

In the third quarter, Dunkin’ Brands franchisees and licensees opened 187 net new restaurants across the globe. This includes 78 net new Dunkin’ Donuts U.S. locations, 74 net new Baskin-Robbins International locations, 36 net new Dunkin’ Donuts International locations, and one net closure for Baskin-Robbins U.S. Additionally, Dunkin’ Donuts U.S. franchisees remodeled 144 restaurants during the quarter.

Revenues grew by 5.0 percent compared to the third quarter of 2011, primarily from increased royalty income driven by the increase in system-wide sales, and additional company-owned restaurants.

Operating income increased $16.2 million, or 30.0 percent, from the third quarter of 2011 primarily as a result of $14.7 million of one-time expenses incurred in connection with the Company’s IPO last year, as well as the increase in royalty income. Adjusted operating income increased $9.5 million, or 12.5 percent, from the third quarter of 2011 primarily as a result of the increase in revenues and continued general and administrative expense leverage.

Net income increased by $22.1 million, or 298.4 percent, compared to the third quarter of 2011 as a result of the $16.2 million increase in operating income and a $14.1 million decline in debt refinancing charges, offset by a corresponding increase in tax expense. Adjusted net income increased by $10.8 million, or 34.4 percent, compared to the third quarter of 2011 as a result of the increase in adjusted operating income and a $5.1 million decrease in interest expense, offset by an increase in tax expense.

Company Updates

•

As previously announced, the Company repurchased 15 million shares of common stock from its former private equity owners during the quarter. It used $400 million from its recently upsized term loan facility and $50 million in cash on hand to fund the repurchase. The purchase was made concurrently with the closing of a registered offering of shares by those former stockholders that, together with the repurchase, eliminated their ownership in the Company.

•	The Company executed a 5-year interest rate swap at 4.37 percent for $900 million of its $1.8 billion in outstanding long-term debt (inclusive of the additional $400 million upsize).

•

The Company today announced that the Board of Directors declared a fourth quarter cash dividend of $0.15 per share, payable on November 14, 2012 to shareholders of record as of the close of business on November 5, 2012.

Fiscal Year 2012 Targets

As described below, the Company is updating certain targets and reaffirming others that it has previously provided regarding its 2012 performance.

•

The Company expects Dunkin’ Donuts U.S. comparable store sales growth to be at the low-end of its 4 to 5 percent target range and Baskin-Robbins U.S. comparable store sales growth to be in the middle of its 2 to 4 percent range.

•

The Company now expects that Dunkin’ Donuts U.S. will add between 280 and 300 net new restaurants (previously the range was 260 to 280 net openings) and it continues to expect Baskin-Robbins U.S. will close between 40 and 60 restaurants net. Internationally, the Company continues to target opening 400 to 450 net new units across the two brands. The Company expects to open 620 to 710 net new units globally.

•

The Company now expects revenue growth of between 6 and 7 percent (previously the range was 7 to 8 percent). This is a result of a change in ice cream shipping terms related to the manufacturing shift to Dean Foods that was announced in July 2012, and as a result of expecting to be at the low end of the targeted range for Dunkin’ Donuts U.S. comparable store sales growth. The change in shipping terms will result in a one-time delay in revenue recognition that will impact Q4 sales of ice cream products. It continues to expect adjusted operating income growth of between 12 and 14 percent. The targets for revenue and adjusted operating income growth are based on a 52-week year in 2011.

•

The Company is increasing its range for adjusted earnings per share to $1.25 to $1.27 which represents 33 to 35 percent growth over its $0.94 adjusted earnings per share in 2011 and is an increase from the previous target of to $1.22 to $1.25.

“We are pleased to continue to deliver such strong shareholder value,” said Paul Carbone, Dunkin’ Brands Chief Financial Officer. “Importantly, by locking in an attractive interest rate for a portion of our outstanding debt, we’ve added stability to our already resilient and strong cash flow-generating business model.”

###

Conference Call

As previously announced, Dunkin’ Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chief Executive Officer, Neil Moses, Chief Global Strategy Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 39794496. Dunkin’ Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company’s website at http://investor.dunkinbrands.com.

The Company’s consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees’ and licensees’ ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees’ relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K and in our quarterly report on Form 10-Q for the quarter ended June 30, 2012. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per pro forma common share, which present operating results on a basis adjusted for certain items and/or reflecting the conversion of our previously outstanding Class L common stock into shares of common stock. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per pro forma common share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin’ Brands Group, Inc. Non-GAAP Reconciliation.”

On August 1, 2011, the Company completed its initial public offering. Immediately prior to the offering, each share of the Company’s Class L common stock converted into 2.4338 shares of common stock. The number of common shares used in the calculation of diluted adjusted earnings per pro forma common share for the three months ended September 24, 2011 gives effect to the conversion of all outstanding shares of Class L common stock at the conversion factor of 2.4338 common shares for each Class L share, as if the conversion was completed at the beginning of the fiscal period. The calculation of diluted adjusted earnings per pro forma common share also includes the dilutive effect of common restricted shares and stock options, using the treasury stock method. Diluted adjusted earnings per pro forma common share is calculated using adjusted net income, as defined above. See the attached table “Dunkin’ Brands Group, Inc. Diluted Adjusted Earnings per Pro Forma Common Share” for further detail.

Additionally, the Company has included metrics such as system-wide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “System-wide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in system-wide sales are driven by changes in average comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth” and “International comparable store sales growth,” which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin’ Brands Group, Inc.

With more than 17,000 points of distribution in nearly 60 countries worldwide, Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) is one of the world’s leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2012, Dunkin’ Brands’ nearly 100 percent franchised business model included more than 10,000 Dunkin’ Donuts restaurants and nearly 7,000 Baskin-Robbins restaurants. For the full-year 2011, the company had franchisee-reported sales of approximately $8.3 billion. Dunkin’ Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands, Inc.	Dunkin’ Brands, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

Amounts and percentages may not recalculate due to rounding

	Three months ended
Dunkin’ Donuts U.S.	September 29, 2012	September 24, 2011	Increase (Decrease)
			$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.8%	6.0%
Systemwide sales growth	5.6%	8.3%
Franchisee reported sales (in millions)	$1,583.3	1,501.5	81.8	5.4%

Revenues:
Royalty income	$85,328	$80,659	4,669	5.8%
Franchise fees	7,913	9,653	(1,740)	-18.0%
Rental income	23,720	22,259	1,461	6.6%
Sales at company-owned restaurants	5,913	2,969	2,944	99.2%
Other revenues	748	1,326	(578)	-43.6%

Total revenues	$123,622	$116,866	6,756	5.8%

Segment profit	$91,122	$88,992	2,130	2.4%

Points of distribution	7,157	6,895	262	3.8%
Gross openings	108	91	17	18.7%
Net openings	78	57	21	36.8%

	Three months ended
Dunkin’ Donuts International	September 29, 2012	September 24, 2011	Increase (Decrease)
			$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.1%
Systemwide sales growth	1.2%	13.7%
Franchisee reported sales (in millions)	$163.4	161.5	1.9	1.2%

Revenues:
Royalty income	$3,224	$3,175	49	1.5%
Franchise fees	379	405	(26)	-6.4%
Rental income	69	49	20	40.8%
Other revenues	(1)	40	(41)	n/m

Total revenues	$3,671	$3,669	2	0.1%

Segment profit	$2,402	$2,496	(94)	-3.8%

Points of distribution	3,126	3,005	121	4.0%
Gross openings	71	70	1	1.4%
Net openings (closings)	36	(24)	60	n/m

	Three months ended
Baskin Robbins U.S.	September 29, 2012	September 24, 2011	Increase (Decrease)
			$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.1%	1.7%
Systemwide sales growth	-2.2%	-0.5%
Franchisee reported sales (in millions)	$145.9	149.3	(3.4)	-2.2%

Revenues:
Royalty income	$7,381	$7,488	(107)	-1.4%
Franchise fees	262	357	(95)	-26.6%
Rental income	969	1,180	(211)	-17.9%
Sales of ice cream products	908	947	(39)	-4.1%
Sales at company-owned restaurants	—	104	(104)	n/m
Other revenues	2,147	2,347	(200)	-8.5%

Total revenues	$11,667	$12,423	(756)	-6.1%

Segment profit	$8,069	$7,140	929	13.0%

Points of distribution	2,492	2,528	(36)	-1.4%
Gross openings	11	12	(1)	-8.3%
Net closings	(1)	(18)	17	-94.4%

	Three months ended
Baskin Robbins International	September 29, 2012	September 24, 2011	Increase (Decrease)
			$	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	3.0%
Systemwide sales growth	5.2%	13.2%
Franchisee reported sales (in millions)	$409.8	389.5	20.3	5.2%

Revenues:
Royalty income	$2,925	$2,489	436	17.5%
Franchise fees	435	336	99	29.5%
Rental income	143	157	(14)	-8.9%
Sales of ice cream products	26,210	24,644	1,566	6.4%
Other revenues	(56)	44	(100)	n/m

Total revenues	$29,657	$27,670	1,987	7.2%

Segment profit	$16,047	$14,276	1,771	12.4%

Points of distribution	4,428	4,097	331	8.1%
Gross openings	121	126	(5)	-4.0%
Net openings	74	83	(9)	-10.8%

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 29, 2012		September 24, 2011	September 29, 2012	September 24, 2011

Revenues:
Franchise fees and royalty income		$107,847	104,562	309,819	288,660
Rental income		24,918	23,676	73,859	69,950
Sales of ice cream products		27,118	25,591	78,283	73,532
Sales at company-owned restaurants		5,913	3,073	16,706	8,409
Other revenues		5,923	6,606	17,811	19,142

Total revenues		171,719	163,508	496,478	459,693

Operating costs and expenses:
Occupancy expenses - franchised restaurants		12,965	13,073	38,797	38,278
Cost of ice cream products		19,211	18,975	56,000	52,795
Company-owned restaurant expenses		6,021	3,125	16,967	8,900
General and administrative expenses, net		55,630	68,340	186,550	170,508
Depreciation		9,011	6,128	22,533	18,350
Amortization of other intangible assets		6,669	7,001	20,317	21,106
Impairment charges		564	163	950	1,220

Total operating costs and expenses		110,071	116,805	342,114	311,157
Equity in net income of joint ventures:		8,697	7,409	17,314	12,206

Operating income		70,345	54,112	171,678	160,742

Other income (expense):
Interest income		126	138	383	403
Interest expense		(18,920)	(24,065)	(52,306)	(86,905)
Loss on debt extinguishment and refinancing transactions		(3,963)	(18,050)	(3,963)	(34,222)
Other gains (losses), net		(265)	(423)	(472)	(11)

Total other expense		(23,022)	(42,400)	(56,358)	(120,735)

Income before income taxes		47,323	11,712	115,320	40,007

Provision for income taxes		18,022	4,300	41,886	17,156

Net income including noncontrolling interests		29,301	7,412	73,434	22,851

Net loss attributable to noncontrolling interests		(225)	—	(539)	—

Net income attributable to Dunkin’ Brands		$29,526	7,412	73,973	22,851

Earnings (loss) per share:
Class L - basic and diluted	$	n/a	4.46	n/a	6.14
Common - basic		0.26	(1.01)	0.63	(2.00)
Common - diluted		0.26	(1.01)	0.62	(2.00)

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 29, 2012	December 31, 2011
Assets

Current assets:
Cash and cash equivalents	$165,642	246,715
Accounts, notes, and other receivables, net	50,049	58,787
Other current assets	102,022	100,972

Total current assets	317,713	406,474

Property and equipment, net	176,231	185,360
Investments in joint ventures	175,902	164,636
Goodwill and other intangible assets, net	2,378,699	2,398,211
Other assets	70,156	69,337

Total assets	$3,118,701	3,224,018

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$20,000	14,965
Accounts payable	8,231	9,651
Other current liabilities	243,392	291,924

Total current liabilities	271,623	316,540

Long-term debt, net	1,829,573	1,453,344
Deferred income taxes, net	566,027	578,660
Other long-term liabilities	130,016	129,538

Total long-term liabilities	2,525,616	2,161,542

Total stockholders’ equity	321,462	745,936

Total liabilities and stockholders’ equity	$3,118,701	3,224,018

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 29, 2012	September 24, 2011

Cash flows from operating activities:
Net income including noncontrolling interests	$73,434	22,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,850	39,456
Loss on debt extinguishment and refinancing transactions	3,963	34,222
Deferred income taxes	(12,901)	488
Equity in net income of joint ventures	(17,314)	(12,206)
Dividends received from joint ventures	6,497	7,362
Other non-cash adjustments, net	8,058	6,837
Change in operating assets and liabilities:
Accounts, notes, and other receivables, net	9,401	32,047
Other current liabilities	(37,796)	(48,420)
Liabilities of advertising funds, net	(2,222)	(1,645)
Other, net	(16,540)	(9,951)

Net cash provided by operating activities	57,430	71,041

Cash flows from investing activities:
Additions to property and equipment	(13,379)	(12,800)
Other, net	(925)	2,115

Net cash used in investing activities	(14,304)	(10,685)

Cash flows from financing activities:
Proceeds from (repayment of) long-term debt, net	380,559	(385,366)
Repurchases of common stock	(450,343)	(286)
Payment of deferred financing and other debt-related costs	(5,773)	(20,087)
Proceeds from initial public offering, net of offering costs	—	390,091
Dividends paid on common stock	(54,189)	—
Other, net	5,188	3,416

Net cash used in financing activities	(124,558)	(12,232)

Effect of exchange rates on cash and cash equivalents	359	(375)

Increase (decrease) in cash and cash equivalents	(81,073)	47,749

Cash and cash equivalents, beginning of period	246,715	134,100

Cash and cash equivalents, end of period	$165,642	181,849

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Diluted Adjusted Earnings per Pro Forma Common Share

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 29,	September 24,	September 29,	September 24,
	2012	2011	2012	2011
Adjusted net income available to common shareholders:
Adjusted net income	$42,118	31,343	113,066	65,582
Less: Adjusted net income allocated to participating securities	(36)	(26)	(178)	(354)

Adjusted net income available to common shareholders	$42,082	31,317	112,888	65,228

Pro forma weighted average number of common shares - diluted:
Weighted average number of Class L shares over period in which Class L shares were outstanding (a)	—	22,866,379	—	22,845,378
Adjustment to weight Class L shares over respective fiscal period (a)	—	(15,328,012)	—	(5,104,722)

Weighted average number of Class L shares	—	7,538,367	—	17,740,656
Class L conversion factor	—	2.4338	—	2.4338

Weighted average number of converted Class L shares	—	18,347,071	—	43,177,665
Weighted average number of common shares	112,720,961	93,529,128	117,499,678	58,807,271

Pro forma weighted average number of common shares - basic	112,720,961	111,876,199	117,499,678	101,984,936
Incremental dilutive common shares (b)	2,354,039	1,401,643	1,959,476	735,242

Pro forma weighted average number of common shares - diluted	115,075,000	113,277,842	119,459,154	102,720,178

Diluted adjusted earnings per pro forma common share	$0.37	0.28	0.94	0.64

(a)

The weighted average number of Class L shares in the actual Class L earnings per share calculation for the three and nine months ended September 24, 2011 represents the weighted average from the beginning of the period up through the date of conversion of the Class L shares into common shares. As such, the pro forma weighted average number of common shares includes an adjustment to the weighted average number of Class L shares outstanding to reflect the length of time the Class L shares were outstanding prior to conversion relative to the respective three and nine month periods. The converted Class L shares are already included in the weighted average number of common shares outstanding for the period after their conversion.

(b)	Represents the dilutive effect of restricted shares and stock options, using the treasury stock method.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 29,	September 24,	September 29,	September 24,
	2012	2011	2012	2011

Total revenues	$171,719	163,508	496,478	459,693

Operating income	$70,345	54,112	171,678	160,742

Operating income margin	41.0%	33.1%	34.6%	35.0%

Adjustments:
Amortization of other intangible assets	6,669	7,001	20,317	21,106
Impairment charges	564	163	950	1,220
Sponsor termination fee	—	14,671	—	14,671
Secondary offering costs	2,579	—	4,774	—
Peterborough plant closure costs (a)	5,271	—	8,949	—
Bertico litigation (b)	—	—	20,680	—

Adjusted operating income	$85,428	75,947	227,348	197,739

Adjusted operating income margin	49.7%	46.4%	45.8%	43.0%

Net income attributable to Dunkin’ Brands	$29,526	7,412	73,973	22,851

Adjustments:
Amortization of other intangible assets	6,669	7,001	20,317	21,106
Impairment charges	564	163	950	1,220
Sponsor termination fee	—	14,671	—	14,671
Secondary offering costs	2,579	—	4,774	—
Loss on debt extinguishment and refinancing transactions	3,963	18,050	3,963	34,222
Peterborough plant closure costs (a)	5,271	—	8,949	—
Bertico litigation (b)	—	—	20,680	—
Tax impact of adjustments, excluding Bertico litigation (c)	(7,618)	(15,954)	(15,581)	(28,488)
Tax impact of Bertico adjustment (d)	1,164	—	(4,959)	—

Adjusted net income	$42,118	31,343	113,066	65,582

(a)

Represents costs incurred related to the announced closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, including $1.0 million and $2.9 million of severance-related charges for the three and nine months ended September 29, 2012, respectively, $2.6 million and $3.7 million of accelerated depreciation for the three and nine months ended September 29, 2012, respectively, and other transition-related costs.

(b)

Represents the incremental legal reserve recorded in the second quarter of 2012 related to the Quebec Superior Court’s ruling in the Bertico litigation, in which the Court found for the Plaintiffs and issued a judgment against Dunkin’ Brands in the amount of approximately $C16.4 million, plus costs and interest.

(c)	Tax impact of adjustments, excluding the Bertico litigation, calculated at a 40% effective tax rate.
(d)

Tax impact of Bertico litigation adjustment calculated as if the incremental reserve had not been recorded. The tax impact recorded in the second quarter of 2012 was a $3.9 million tax benefit representing the actual direct tax benefit expected to be realized, as well as a $2.2 million tax benefit recorded that will fully reverse in the third and fourth quarters of 2012 based on interim tax provision requirements. The tax impact for the three months ended September 29, 2012 represents $1.2 million of the tax benefit that was expected to reverse.